EXHIBIT 10.1
EXECUTION VERSION
SEVENTH AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

        This Seventh Amendment to Master Repurchase and Securities Contract Agreement (this “Amendment”), dated as of July 13, 2021 is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (together with its successors and assigns, “Buyer”), and GP COMMERCIAL GS LLC, a Delaware limited liability company (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).

W I T N E S S E T H:
WHEREAS, Seller and Buyer have entered into that certain Master Repurchase and Securities Contract Agreement, dated as of May 2, 2017, as amended by that certain First Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 28, 2017, as amended by that certain Second Amendment to Master Repurchase and Securities Contract Agreement, dated as of November 16, 2017, as amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 9, 2018, as amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of July 16, 2019, as amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 1, 2020, as amended by that certain Sixth Amendment to Master Repurchase and Securities Contract Agreement and Second Amendment to Guaranty Agreement, dated September 25, 2020 (the “Master Repurchase Agreement”);
WHEREAS, Seller and Buyer wish to modify certain terms and provisions of the Master Repurchase Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
1.Amendments to Master Repurchase Agreement. The Master Repurchase Agreement is hereby amended as follows:
(a)The following definitions in Article 2 of the Master Repurchase Agreement are hereby deleted in their entirety and replaced with the following:
“Availability Period Expiration Date” shall mean July 13, 2023, as such date may be extended in accordance with Article 3(i) of this Agreement.
“Concentration Limit” shall mean, the following amounts or maximum percentage concentration limits based, where applicable, in each case, as of any date of determination, on the aggregate Purchase Price or individual Purchase Price for the applicable Purchased Asset(s), as the case may be, as a percentage of the Maximum Facility Amount:
    (i)    as of any date of determination, for all Purchased Assets for which the Underlying Mortgaged Property consists of hospitality properties and/or retail properties, thirty percent (30%);

    (ii)    as of any date of determination, except with respect to Purchased Assets for which the Underlying Mortgaged Property consists of hospitality properties and/or retail properties, for all Purchased Assets for which the Underlying Mortgaged Property consists of a single property type (e.g., mixed-use, multi-family, office, industrial or warehouse properties), sixty-five percent (65%); and
    (iii)    for any single Purchased Asset as of the related Purchase Date, a Purchase Price of not less than $5,000,000.00 or greater than $100,000,000.00.
“Margin Deficit” shall mean, an amount determined by Buyer in its sole discretion, as follows, provided, that, the largest amount as calculated in accordance with clauses (i), (ii) and (iii) shall control:

(i)with respect to any Margin Deficit Event described in clause (i) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be an amount equal to the positive difference (if any) between (A) the outstanding Purchase Price of such Purchased Asset and (B) the Margin Amount for such Purchased Asset, provided, however, that, if the Market Value of such Purchased Asset has declined by thirty percent (30%) or more from par (adjusted for any Principal Payment received with respect to such Purchased Asset), then the Margin Deficit for such Purchased Asset shall include an additional amount equal to the dollar amount of such decline in Market Value that exceeds thirty percent (30%) from par, as determined by Buyer in its sole discretion;
(ii)with respect to any Margin Deficit Event described in clause (ii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will cause the Purchase Price Debt Yield to be equal to the Minimum Purchase Price Debt Yield; and
(iii)with respect to any Margin Deficit Event described in clause (iii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will result in a Buyer’s LTV for the applicable Purchased Asset equal to the Buyer’s LTV on the Purchase Date of such Purchased Asset.
“Margin Deficit Event” shall mean, the occurrence or existence of any of the following, as determined by Buyer in its sole discretion:
(i)on any date of determination, a decline in the Market Value of any Purchased Asset by twenty percent (20%) or more from par, as determined by Buyer in its sole discretion;
(ii)with respect to any Purchased Asset, as calculated on the yearly anniversary of the Purchase Date in respect of such Purchased Asset, the Purchase Price Debt Yield is less than the Minimum Purchase Price Debt Yield; and/or

(iii) on any date of determination, the Buyer’s LTV of any Purchased Asset is equal to or greater than the Maximum Buyer’s LTV of such Purchased Asset.
“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, an amount equal to up to eighty percent (80%) of the outstanding principal balance of such Purchased Asset, as determined by Buyer in its sole discretion on an asset by asset basis, and as set forth in the applicable Confirmation of such Purchased Asset.
“Maximum Facility Amount” shall mean Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00), which may be increased in accordance with Article 3(n) hereof or reduced to the Reduced Renewal Maximum Facility Amount in accordance with Article 3(i) hereof.
(b)The following definitions are hereby added to Article 2 of the Master Repurchase Agreement in appropriate alphabetical order:
“Electronic Signature” shall have the meaning set forth in Article 30(b) of this Agreement.
“Facility Increase Conditions” shall have the meaning specific in Section 3(n) of this Agreement.
“Facility Increase Fee” shall have the meaning set forth in the Fee Letter.
“Minimum Draw Fee” shall have the meaning set forth in the Fee Letter.
“Minimum Purchase Price Debt Yield” shall have the meaning set forth in the Fee Letter.
“Purchase Date Purchase Price Debt Yield” shall mean with respect to any Purchased Asset as of the Purchase Date, Buyer’s projected Purchase Price Debt Yield of such Purchased Asset for the relevant year of term for such Purchased Asset as determined by Buyer in its sole discretion and as set out in the relevant Confirmation.

“Purchase Price Debt Yield” shall mean, as calculated on each yearly anniversary of the Purchase Date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the Underwritten Net Operating Income of the Underlying Mortgaged Property related to such Purchased Asset, as determined by Buyer in its sole discretion, and (B) the denominator of which is the Purchase Price of such Purchased Asset on such date.
“Reduced Renewal Maximum Facility Amount” shall mean, an amount such that the aggregate Draw Fee paid to Buyer on or prior to the Availability Period Expiration Date would equal the Minimum Draw Fee when calculated using such Reduced Renewal Maximum Facility Amount as clause (y) in the definition of Minimum Draw Fee.
“Renewal Period” shall have the meaning set forth in Article 3(i)(ii) of this Agreement.
“Seventh Amendment Date” shall mean July 13, 2021.

1.“Utilization Amount” shall means, on any date of determination, the aggregate Repurchase Price in respect of all Purchased Assets.
(c)The following defined terms and all references thereto are hereby deleted in their entirety from the Master Repurchase Agreement: “Minimum Portfolio Purchase Price Debt Yield” and “Portfolio Purchase Price Debt Yield”.
(d)Article 3(c)(xxii) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(xxii) as of the Purchase Date, the related Eligible Asset shall have a Buyer’s LTV no greater than (x) sixty-four percent (64%) for any Purchased Asset for which the Underlying Mortgaged Property consists of multi-family properties and (y) sixty percent (60%) for all other Purchased Assets; and”
(e)Article 3(i) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(i) Availability Period; Renewals. (i) From and after the Availability Period Expiration Date, Seller shall have no ability to sell any new Eligible Assets to Buyer. If Buyer and Seller have not entered into the Amortization Period in accordance with the terms and conditions of Article 3(m), then (A) on the Availability Period Expiration Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and any other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset, and (B) following the Availability Period Expiration Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.
(ii)Seller shall have one (1) option to extend the Availability Period Expiration Date (the “Renewal Option”) for a period of one (1) year (the “Renewal Period”), provided that Seller has satisfied all of the conditions listed in clause (iii) below (collectively, the “Availability Period Renewal Conditions”);
(iii)For purposes of this Article 3(i), the Availability Period Renewal Conditions shall have been satisfied if:
(A)Seller shall have given Buyer written notice of Seller’s extension of the Availability Period Expiration Date, not less than thirty (30) calendar days prior, and no more than ninety (90) calendar days prior to the second (2nd) anniversary of the Seventh Amendment Date;
(B)Seller shall have paid to Buyer the Renewal Period Fee in accordance with the terms and provisions of the Fee Letter;
(C)no Margin Deficit that has resulted in a Margin Deficit Notice or Event of Default under this Agreement shall have occurred and be continuing as of the date of the Availability Period Expiration Date;
(D)the representations and warranties made by Seller, Pledgor and Guarantor in any of the Transaction Documents shall be true, correct, complete and accurate in all respects as of the date Seller submitted its notice of extension of the Renewal Option and as of the Availability Period Expiration Date (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in a Requested Exceptions Report prior to such date and approved by Buyer); and
(E)Buyer has received during the period beginning on the Seventh Amendment Date and ending on the Availability Period Expiration Date, an aggregate Draw Fee in an amount equal to or greater than the Minimum Draw Fee; provided, that if less than the Minimum Draw Fee has been paid to Buyer prior to the Availability Period Expiration Date Seller may, at its election: (i) pay to Buyer an amount equal to the (I) the Minimum Draw Fee, less (II) the aggregate Draw Fee paid to Buyer prior to the Availability Period Expiration Date in which case the Availability Period Renewal Condition set forth in this clause (E) shall have been met; or (ii) extend the Availability Period Expiration Date at the Reduced Renewal Maximum Facility Amount during the Renewal Period.
(iv)Notwithstanding any of the foregoing to the contrary, if Seller elects to enter the Amortization Period in accordance with the terms and conditions of Article 3(m) prior to exercising the Renewal Option hereunder, then, in any such case, Seller shall forfeit the Renewal Option and shall have no ability to request to renew this Agreement and the Transaction Documents pursuant to this Article 3(i).”
(f)Article 3(m) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(m) Amortization Period
(i)Provided all of the Amortization Period Conditions are satisfied, Seller shall have the option to extend the Repurchase Date for all outstanding Transactions as of the Availability Period Expiration Date or the last day of the Renewal Period (the “Amortization Period Effective Date”) for a period equal to the lesser of (x) the date that all Repurchase Obligations have been paid in full and no Purchased Assets remain subject to Transactions and two (2) years (such period, the “Amortization Period”) from the date of the Amortization Period Effective Date (such date, the “Amortization Period Expiration Date”). For purposes of this Article 3(m)(i), the “Amortization Period Conditions” shall be deemed to have been satisfied if:

(A)Seller shall have given Buyer written notice, not less than sixty (60) days and no more than one hundred twenty (120) days, prior to the Amortization Period Effective Date, of Seller’s desire to enter the Amortization Period;

(B)no Margin Deficit that has resulted in a Margin Deficit Notice, or Event of Default under this Agreement shall have occurred and be continuing as of the Amortization Period Effective Date;

(C)the representations and warranties made by Seller, Pledgor and Guarantor in any of the Transaction Documents shall be true and correct in all respects as of the Amortization Period Effective Date, except to the extent that such representations and warranties (a) are made as of a particular date, (b) are no longer true as a result of a change in fact with respect to a Purchased Asset that was consented to in writing by Buyer hereunder or (c) are disclosed in a Requested Exceptions Report;

(D)Buyer and Seller shall have executed amended Confirmations for the Amortization Period Assets; and

(E)Seller shall have paid the Amortization Period Fee then due and payable to Buyer.

(ii)Notwithstanding anything contained herein to the contrary, during the Amortization Period, if on any date of determination, (A) the aggregate outstanding Purchase Price of all Purchased Assets subject to Transactions is less than $25,000,000.00 or (B) two (2) or fewer Purchased Assets are subject to Transactions, then, in either such case, Buyer may, in its sole discretion, by notice to Seller require Seller to repurchase all Purchased Assets subject to Transactions no later than the date that is two (2) Business Days after Seller’s receipt of notice thereof from Buyer.

(iii)If Buyer and Seller have entered into the Amortization Period in accordance with the terms and conditions of this Article 3(m), then (A) subject to Article 3(m)(iii), on the Amortization Period Expiration Date, Seller shall be obligated to repurchase all of the Purchased Assets subject to Transactions and transfer payment of the Repurchase Price for each such Purchased Asset, together with any other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset, and (B) following the Amortization Period Expiration Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder.”

(g)The following is hereby added as Article 3(n) of the Master Repurchase Agreement:
“(n) Increase of Facility Amount. The Maximum Facility Amount may be increased up to Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00); provided that the

Facility Increase Conditions (as defined below) are satisfied. For the purposes of this clause (n), “Facility Increase Conditions” shall mean:
(i)Seller shall have delivered to Buyer a written request at least thirty (30) days prior to any increase being effectuated;
(ii)Any increase requested shall be for a minimum of Fifty Million Dollars ($50,000,000), unless a lesser amount is otherwise approved by Buyer in its sole discretion;
(iii)no Event of Default, Potential Event of Default or Margin Deficit has occurred and is continuing or would result from such increase in the Maximum Facility Amount;
(iv)the representations and warranties made by Seller, Pledgor and Guarantor in any of the Transaction Documents shall be true and correct in all respects as of the date of such increase in the Maximum Facility Amount (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in a Requested Exceptions Report prior to such date and approved by Buyer);
(v)Buyer, Seller and Guarantor shall execute an amendment to this Agreement to reflect the increased Maximum Facility Amount and Seller shall deliver a legal opinion with respect to the corporate authority and enforceability of such amendment;
(vi)Seller shall have paid to Buyer the Facility Increase Fee on or prior to the effective date of such increase; and
(vii)On the effective date of such increase, the Utilization Amount shall be equal to or greater than the product of (x) eighty percent (80%), multiplied by (y) the then current Maximum Facility Amount.”
(h)Article 30(b) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:
“(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Agreement and each of the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement and each Transaction Document (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement and each Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.”

(i)Annex I of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

2.Effectiveness. The effectiveness of this Amendment is subject to receipt by Buyer of the following:
(a)Amendment. This Amendment, duly executed and delivered by Seller and Buyer.
(b)Amendment to Fee Letter. The Fourth Amendment to Fee Letter, dated as of the date hereof (the “Fee Letter Amendment”), duly executed and delivered by Buyer and Seller.
(c)Fees. Payment by Seller of (i) the Renewal Period Fee and (ii) the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.
3.Seller Representations. Seller hereby represents and warrants that:
(a)no Material Adverse Effect, Margin Deficit that is due and payable, Potential Event of Default or Event of Default under the Repurchase Agreement has occurred and is continuing as of the date hereof or will occur as a result of the execution, delivery and performance by Seller of this Amendment and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, has occurred and is continuing under any hedging transaction as of the date hereof;
(b)all representations and warranties contained in the Master Repurchase Agreement are true, correct, complete and accurate in all respects (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in a Requested Exceptions Report prior to such date and approved by Buyer);
(c)no amendments have been made to the organizational documents of Seller since May 2, 2017, other than that certain Certificate of Amendment filed with the State of Delaware September 3, 2019 changing Seller’s name from “TH Commercial GS LLC” to “GP Commercial GS LLC”; and
(d)Seller is duly authorized to execute and deliver this Amendment and the Fee Letter Amendment.

4. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement.
5.Continuing Effect; Reaffirmation of Guarantee Agreement. As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee Agreement) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.
6.Binding Effect; No Partnership; Counterparts. The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto. For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument. The parties consent to the use of electronic signatures and delivery of an executed counterpart of this Amendment and any other document executed in connection therewith by electronic transmission (including in “pdf” format) each of which shall have the same legal effect, validity, or enforceability as a manually executed and delivered counterpart hereof or thereof.
7.Further Agreements. Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.
8.Governing Law. The provisions of Article 20 of the Master Repurchase Agreement are incorporated herein by reference.
9.Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.
10.References to Transaction Documents. All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.
11.No Waiver.  The execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of Buyer under the Master Repurchase Agreement or any other Transaction Document, (ii) constitute a waiver of any provision in the Master Repurchase Agreement or in any of the other Transaction Documents or of any Default or Event of Default that may have occurred and be continuing, (iii) limit, impair, constitute a waiver by, or otherwise affect any right or power of Buyer to determine that a Material Adverse Effect, Margin Deficit, Default or Event of Default has occurred or (iv) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Master Repurchase Agreement or in any of the other Transaction Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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    IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By: /s/ Prachi Bansal
Name: Prachi Bansal
Title: Authorized Person

SELLER:

GP COMMERCIAL GS LLC, a Delaware limited liability company

By: /s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer

The undersigned hereby acknowledges the execution of the Amendment and agrees that the Guarantee Agreement and agreements therein subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer therein, and each party subordinating any right or lien to the rights and liens of Buyer, therein, hereby acknowledges the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment. In addition, the undersigned reaffirms its obligations under the Guarantee Agreement and agrees that its obligations under the Guarantee Agreement shall remain in full force and effect and apply to the additional components referenced in this Amendment.

GUARANTOR:

GRANITE POINT MORTGAGE TRUST INC., a Maryland corporation

By: /s/ Marcin Urbaszek
Name: Marcin Urbaszek
Title: Chief Financial Officer